News Release	FMC Technologies Inc 1803 Gears Road Houston, TX 77067

Exhibit 99.1

Release	Immediate

Contact	Media: Marvin Brown (281) 591-4212 or Bruce Bullock (281) 591-4429
Investors: Maryann Seaman (312) 861-6414

FMC Technologies Announces Update on Sonatrach Project

HOUSTON, July 14, 2005 –- FMC Technologies, Inc. (NYSE: FTI) announced today that its FMC SOFEC Floating Systems subsidiary expects higher costs associated with the installation of an offshore oil loading project in Algeria for Sonatrach-TRC, the Algerian Oil and Gas Company. The total estimated cost increase is approximately $12 million, or $0.10 per diluted share, and will be reflected in the second quarter results for 2005.

These cost increases are the result of higher onshore construction costs, delays in customer approvals and higher commissioning costs. The estimates of total project costs contained in this release are management’s best current estimates. Additional costs may be incurred as the project advances toward completion.

“We are making significant progress toward final commissioning of the Sonatrach project, and we expect it to be substantially complete by the end of the third quarter. However, we may experience additional project delays and associated cost increases on this project.” said Peter D. Kinnear, Executive Vice President - FMC Technologies.

Including the impact of the Sonatrach project cost increase, the Company expects to report a strong second quarter due to strong oilfield market activity.

FMC Technologies will report second quarter 2005 earnings after market close on August 3, 2005.

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FMC Technologies, Inc. (www.fmctechnologies.com) is a global leader providing mission-critical technology solutions for the energy, food processing and air transportation industries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products for its customers through its Energy Systems (comprising Energy Production Systems and Energy Processing Systems), FoodTech and Airport Systems businesses. FMC Technologies employs approximately 9,000 people and operates 31 manufacturing facilities in 16 countries.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission, including the risks and uncertainties described in the Cautionary Note Regarding Forward-Looking Statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.